EXHIBIT 4.16

DATED 7 April, 2006

WHOLESALE MOBILE SERVICES AGREEMENT

BETWEEN

SUNDAY 3G (HONG KONG) LIMITED

AND

PCCW-HKT TELEPHONE LIMITED

Commercial-in-confidence

THIS WHOLESALE MOBILE SERVICES AGREEMENT is made the day of 7April, 2006

BETWEEN

(1)

SUNDAY 3G (HONG KONG) LIMITED whose registered office is situated at 39th Floor, PCCW Tower, TaiKoo Place, 979 King's Road, Quarry Bay, Hong Kong (“SUNDAY”) ; and

(2)

PCCW-HKT TELEPHONE LIMITED whose registered office is situated at 39th Floor, PCCW Tower, TaiKoo Place, 979 King's Road, Quarry Bay, Hong Kong (“Reseller”).

(Collectively, the “Parties” and each a “Party”)

WHEREAS

(A)

SUNDAY is the holder of a Mobile Carrier Licence (No. 080) issued by the Telecommunications Authority dated 22 October 2001 (“Mobile Carrier Licence”) pursuant to which SUNDAY operates a 3G mobile network and provides mobile telecommunications services to the public in Hong Kong.

(B)

Reseller is desirous of purchasing mobile telecommunications services and related products in bulk from SUNDAY and SUNDAY is willing to wholesale mobile telecommunications services and related products to Reseller upon the terms and conditions provided hereunder.

(C)

Reseller is desirous of engaging SUNDAY to provide Support Services (as defined below) and SUNDAY is willing to provide such Support Services  to Reseller upon the terms and conditions provided hereunder

WHEREBY the Parties agree as follows:

1.

Definitions and Interpretation

1.1

In this Agreement unless the context requires otherwise, the following terms shall have the following meanings :

“3G”	means the public mobile radiocommunications service using cellular radiocommunications technology operating at frequencies within the frequency bands 1900-1980 MHz, 2015-2025 MHz and 2110-2170 MHz;

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“Affiliate”

means, in relation to a Party, any subsidiary or holding company of that Party or any subsidiary of the holding company of that Party.   The terms “subsidiary” and “holding company” shall have the same meanings as defined in the Companies Ordinance (Cap. 32) of the Laws of Hong Kong;

“Agreement”	means this agreement comprising all Schedules and including all subsequent amendments as may be mutually agreed between both Parties from time to time;
“Business Day”	means a day other than a Saturday, Sunday or a public holiday in Hong Kong;
“Charges”	means the charges payable by Reseller to SUNDAY with respect to the Mobile Services and Support Services provided by SUNDAY under this Agreement and any other fees set out in Schedule 2;
“Commercial Business”	means the business of promoting, reselling and distributing Mobile Services by Reseller in the commercial market in Hong Kong;
“Consumer Business”	means the business of promoting, reselling and distributing the Mobile Services by Reseller in the consumer market in Hong Kong;
“Continuing Connected Transaction(s)”	means the transactions as contemplated under this Agreement, being continuing connected transactions for SUNDAY Communications for the purpose of Chapter 14A of the Listing Rules;
“Customers”	means the end-users to whom Reseller promotes, resells and delivers the Mobile Services in the normal course of Reseller's Commercial Business and Consumer Business;
“Effective Date”	means the first Business Day after the date on which the condition precedent set out in Clause 2.3 is satisfied;
“Force Majeure”	means the events as described in Clause 11 hereof;

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“Hong Kong”	means the Hong Kong Special Administrative Region of the People's Republic of China;
“Intellectual Property Rights”

means any patent right, design right, copyright, database right, trademark or trade name (whether or not registered), and any pending applications relating to the foregoing, web site address, trade secrets, know-how, and all other intellectual property rights which may exist in any part of the world;

“Interest Rate”	means the rate of two percent (2%) per annum above the best lending rate of The Hongkong and Shanghai Banking Corporation Limited;
“Listing Rules”	means The Rules Governing the Listing of Securities on the Stock Exchange;
“Mobile Network”	means the 3G mobile network operated and managed by SUNDAY;
“Mobile Services”

means the mobile telecommunications services  provided by SUNDAY to Reseller pursuant to this Agreement as more particularly described in Schedule 1 including such new services as may be mutually agreed between both Parties;

“PCCW Limited”	means a company incorporated in Hong Kong with limited liability whose shares are listed on the Stock Exchange;
“Proposed Annual Cap(s)”	means the proposed aggregate annual value(s) for the Continuing Connected Transactions determined by SUNDAY Communications in accordance with the requirements of Rule 14A.35(2) of the Listing Rules;
“Software”

means software developed by SUNDAY known as 3G Wireless Pass Connection Manager, its  related upgrade or update and any other software as agreed by the Parties to be used in conjunction with the subscription by Customers of the Mobile Services provisioned by Reseller;

“Stock Exchange”	means The Stock Exchange of Hong Kong

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Limited;
“SUNDAY Communications”

means SUNDAY Communications Limited, a company incorporated in the Cayman Islands with limited liability whose shares are listed on the Stock Exchange and the American depositary shares of which are quoted on the NASDAQ National Market in the United States of America; and

“Support Services”

means sale administration, after-sale support, billing support, customer data processing, customer service hotline, mobile number portability support, fraud management support and/or other support services as SUNDAY agrees to provide to Reseller from time to time during the term of this Agreement.

1.2

Words importing the singular include the plural and vice versa; words importing gender include both genders and the neuter.

1.3

References to the term “person” or “entity” shall include any individual, partnership, corporation or other entity (including, without limitation, any unincorporated joint venture).

1.4

Headings are for convenience only and shall not affect the interpretation thereof.

1.5

References to statutory provisions shall be construed as references to those provisions as respectively amended, re-enacted or supplemented from time to time and shall include any or all subordinate legislation made under such provisions.

2.

Wholesale of Mobile Services and condition precedent

2.1

SUNDAY agrees to wholesale the Mobile Services to Reseller to the intent that Reseller shall promote, distribute and resell the Mobile Services to Customers using its brand name under the Commercial Business and the Consumer Business in Hong Kong.

2.2

Any rights and interests of SUNDAY not specifically provided for in this Agreement are expressly excluded and shall not be implied. SUNDAY reserves all other rights in Mobile Services.

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2.3

This Agreement is conditional upon this Agreement and the Proposed Annual Caps being approved in accordance with the requirements of Chapter 14A of the Listing Rules.

3.

Obligations

3.1

SUNDAY's Obligations

SUNDAY shall :

(a)

wholesale and deliver the Mobile Services to Reseller in accordance with the terms and conditions hereunder and the service level standards as may be agreed by both Parties mutually from time to time;

(b)

subject to SUNDAY's right to suspend any Mobile Service in order to perform inspection, maintenance, repairs or upgrades to its Mobile Network or associated facilities, operate, maintain and support the Mobile Network on twenty-four (24) hours/day, seven (7) days a week basis.  SUNDAY further agrees to:

(i)

provide prior reasonable notice to Reseller (to the extent possible) of its network maintenance if such maintenance is expected to cause an interruption to or degradation of any feature of the Mobile Services; and

(ii)

give prior reasonable notice to Reseller of a suspension (to the extent practicable) and use reasonable endeavours to ensure the duration of the suspension of the Mobile Services is as minimal as practicable;

(c)

provide Support Services to Reseller in accordance with the applicable law;

(d)

provide to Reseller traffic records and data regarding airtime consumed by Customers (“Traffic Records And Data”);

(e)

permit a firm of accountants appointed by Reseller to audit, at Reseller's  own costs and expenses, such records relevant to the Traffic Records And Data provided that such audit shall not significantly interrupt SUNDAY's normal business operation. If the audit reveals an overpayment of Charges by Reseller of more than five percent (5%), then in addition to SUNDAY's refund of such overpayment with interest calculated at the Interest Rate for the period that SUNDAY has held the overpayment, SUNDAY shall bear the reasonable costs and expenses of such audit; and

(f)

use its reasonable endeavours to perform this Agreement.

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3.2

Reseller's Obligations

Reseller shall:

(a)

pay the Charges as stipulated in Clause 4 to SUNDAY in a timely manner;

(b)

promote, distribute and resell the Mobile Services to Customers using its brand name under the Commercial Business and the Consumer Business in Hong Kong  only and shall not, without the prior written consent of SUNDAY, wholesale or sub-sell the Mobile Services to any third party other than Customers;

(c)

not do or cause to be done any act which shall directly or indirectly affect or otherwise undermine the goodwill and reputation of SUNDAY;

(d)

maintain secured privacy for personal data at all times;

(e)

keep and maintain proper records relating to the sale of the Mobile Services to Customers;

(f)

apply for and maintain, at its own costs and expenses, any appropriate licences (if necessary) from the Telecommunications Authority and relevant government authorities for the purpose of performing this Agreement;

(g)

provide all reasonable assistance to SUNDAY in relation to SUNDAY's performance of the Support Services in accordance with the applicable law; and

(h)

use its reasonable endeavours to perform this Agreement.

4.

Financial Arrangements

4.1

In consideration of the Mobile Services sold and delivered by SUNDAY, Reseller shall pay to SUNDAY the Charges as more particularly described in Part A of Schedule 2. In consideration of the Support Services provided by SUNDAY to Reseller, Reseller shall pay to SUNDAY a monthly Charge in an amount calculated in accordance with the formula set out in Part B of Schedule 2 (“Support Services Fee”). Reseller shall also pay such Charges or fees as set out in Part C of Schedule B. The Parties agree to review annually the level of the Support Services Fee payable under this Clause.

4.2

SUNDAY shall issue and send invoices together with a call detail record file to Reseller at such intervals as both Parties may from time to time agree.   In the

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absence of dispute raised by Reseller within fourteen (14) days upon receipt, the invoices are deemed accepted and Reseller shall settle the invoices within thirty (30) days from the date of receipt of the invoices.   In the event of dispute by Reseller, Reseller shall set out the ground of dispute in writing and send supporting evidence to SUNDAY within fourteen (14) days from the date of receipt of SUNDAY's invoice.   Notwithstanding any amount in dispute, Reseller shall settle the undisputed amount in accordance with this Clause 4.2.

4.3

The amount in dispute shall be resolved in good faith by both Parties within one (1) month from Reseller's written notification in the first instance.   In the absence of resolution between both Parties, the matter shall be escalated to the Chief Executive Officer (or equivalent) of both Parties for determination, whose decision shall be binding on both Parties.

4.4

SUNDAY shall be entitled to levy finance charge at the Interest Rate for any late payment which shall be recoverable by SUNDAY as a debt due by Reseller.

4.5

Reseller shall be entitled to charge and bill its Customers in the manner and at such interval as Reseller deems fit provided that Reseller's obligation to pay SUNDAY under this Clause 4 shall not be relieved for the reason that any of its Customers fails to settle Reseller's bills for any Mobile Services acquired from Reseller.

4.6

All payments made by Reseller under this Agreement shall be made free of any deduction or withholding for or on account of any taxes. If Reseller is or was required by law to make any deduction or withholding from any payment due to SUNDAY under this Agreement, then notwithstanding anything to the contrary contained in this Agreement, the gross amount payable by Reseller to SUNDAY shall be increased so that, after any such deduction or withholding for taxes, the net amount received by SUNDAY will not be less than what SUNDAY would have received had no such deduction or withholding be required.  Reseller shall pay any applicable goods and services tax, value added tax, sales tax, business tax or any other similar taxes, duties or charges on the Charges and/or fees in accordance with the applicable law. All other taxes, including any taxes that are imposed on the profits, income, property or capital of  SUNDAY or Reseller or taxes imposed by reason of the carrying on a business in Hong Kong or being incorporated in Hong Kong by SUNDAY or Reseller shall be paid by SUNDAY or  Reseller respectively and shall not be passed through to each other.

5.

Term and Termination

5.1

Unless otherwise terminated earlier in accordance with this Agreement, this Agreement shall be for a term of three (3) years from the Effective Date.

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5.2

SUNDAY may terminate this Agreement without cause in respect of any or all of the Mobile Services and/or the Support Services by giving Reseller at least six (6) months' prior written notice. Reseller may terminate this Agreement without cause in respect of any or all of the Mobile Services and/or the Support Services by giving SUNDAY at least nine (9) months' prior written notice provided that such notice shall not be issued by Reseller before the expiry of the first nine (9) months from the Effective Date.

5.3

A Party may terminate this Agreement or any one or more of the Mobile Services and/or the Support Services with immediate effect and by written notice if:

(a)

the other Party has breached a material term of this Agreement (including an obligation to pay Charges) in respect of the Mobile Services and/or the Support Services and has not remedied such breach within fourteen (14) days of notice from the terminating Party; or

(b)

SUNDAY is prohibited from supplying the Mobile Services and/or the Support Services under any applicable law.

5.4

Termination of Agreement in entirety

(a)

A Party may terminate this Agreement in its entirety with immediate effect if the other Party shall have a receiver or an administrative receiver appointed or shall pass a resolution for winding-up (otherwise than for the purposes of a bona fide scheme of solvent amalgamation or reconstruction) or a court of competent jurisdiction shall make an order to that effect or if the other Party shall become subject to an administrative order or shall enter into any voluntary arrangement with its creditors or shall cease or threaten to cease to carry on business or analogous event in the jurisdiction in which the relevant Party is incorporated.

(b)

This Agreement will automatically terminate in whole without further notice if all the Mobile Services provided by SUNDAY are terminated under this Agreement for any reason.

5.5

Consequences of termination

(a)

On expiration or termination of this Agreement in whole or in respect of any Mobile Services and/or the Support Services, the relevant Party which acquired the terminated Mobile Service(s) and/or the Support Service(s) must within thirty (30) days of the date of expiration or termination:

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(i)

pay all Charges for its use or acquisition of each terminated Mobile Service and/or the Support Service up to the date of expiration or termination;

(ii)

pay any amounts due on account of any minimum volume commitments applicable under this Agreement for each terminated Mobile Service; and

(iii)

cease to use and resell of each terminated Mobile Service and cease to use each terminated Support Service.

(b)

Upon termination of this Agreement in whole or in respect of any Mobile Services or Support Services, if requested and to the extent practicable, the Party which supplied the Mobile Services and Support Services will provide reasonable assistance and support to the other Party (at the other Party's costs and expenses) to transition the supply of the Mobile Services and Support Services, or a service similar to the Mobile Services and the Support Services, from a third party supplier to the other Party.

5.6

The expiration or termination of this Agreement (either in its entirety or in respect of any particular Mobile Services and/or Support Services):

(a)

shall not operate as a waiver of any breach by a Party of any of its provisions;

(b)

shall be without prejudice to any rights, liabilities or obligations which a Party has accrued up to the date of expiration or termination, including a right of Indemnity; and

(c)

shall not extinguish or otherwise affect the provisions of this Agreement which by their nature survive such expiration or termination.

6.

Intellectual Property Rights

6.1

The Intellectual Property Rights in respect of all technical know-how, data, logo, documentation, reports and all other information created, developed, written, derived from, subsisting in, used, provided or produced  by either Party pursuant to this Agreement shall vest and remain vested in that Party solely.

6.2

The acquisition of any Mobile Services by Reseller under this Agreement or the use of any property of the other Party in relation to this Agreement does not give that Party any proprietary rights, title or interest in the other Party's property and Intellectual Property Rights.  For the avoidance of doubt, this applies to:

(a)

any Intellectual Property Rights licensed to a Party by the other Party; and

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(b)

any equipment and software provided to a Party by the other Party and located in the first Party's premises.

6.3

SUNDAY shall grant Reseller and/or its Customers the rights to use the Software in accordance with the terms and conditions set out in Schedule 3.

7.

Confidentiality

7.1

Each Party shall at all times observe and comply with the following confidentiality obligations:

(a)

to undertake to keep all information and documentation obtained from the other Party confidential and not to disclose any such information and documentation to any other person except with the written consent of the disclosing Party;

(b)

to use the information and documentation only for the purpose directly related to this Agreement;

(c)

to restrict disclosure of the information and documentation to its employees, agents, professional advisors or Affiliates who have a genuine need to know only.  Both Parties shall ensure that such information and documentation shall be handled with the same degree of care as they do with their own confidential information but shall in no event be less than a reasonable standard of care; and

(d)

to take precautions which may be reasonably necessary to guard the confidentiality of the information and documentation, including, without limitation, informing its employees, agents, professional advisors and Affiliates who handle such information and documentation that it is confidential and they should abide by the confidentiality obligations hereunder.

7.2

A Party may disclose or use the Confidential Information without consent if the Confidential Information is:

(a)

lawfully in the possession of the receiving Party through sources other than the disclosing Party;

(b)

generally and publicly available (except where such availability is due to a breach of this Agreement); or

(c)

such disclosure or use is:

(i)

required or authorized by the applicable law; or

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(ii)

required by the listing rules of a stock exchange on which the receiving Party's securities or the securities of an Affiliate of the receiving Party are or will be listed or quoted; or

(iii)

strictly required in connection with legal proceedings or a dispute resolution procedure relating to this Agreement.

To the extent possible, prior to any disclosure set forth in Clause 7.2 (c), the receiving Party shall provide written notification to the disclosing Party as soon as is reasonably possible.  Such written notification shall include the reason for the disclosure and the information to be disclosed.  Each Party shall assist the other Party, to the extent necessary, in the procurement or any protection of the other Party's rights to or in any of the Confidential Information.

8.

Warranty

8.1

Each Party warrants that (a) it shall comply with all applicable laws, regulations, rules, directions or codes of practice issued by the competent authority and (b) the person who signs this Agreement on its behalf has the authority to act in that capacity. Without limiting the generality of the foregoing, SUNDAY shall comply with the Telecommunications Ordinance (Cap. 106) of the Laws of Hong Kong and all applicable directions, determinations and codes of practice issued by the Telecommunications Authority from time to time.

8.2

Each Party warrants that it has procured the necessary licence or permit for the purpose of performing the obligations hereunder.

8.3

Except for the express warranties and representations set out in this Agreement, SUNDAY makes no warranty, whether express or implied, as to the quality, merchantability and fitness for purpose regarding the Mobile Services and the Support Services.

8.4

Except for the express warranties and representations set forth in this Agreement, neither Party makes any other warranties, whether express or implied.  Each Party expressly disclaims all other warranties and representations, whether express, implied or statutory.

9.

Indemnity

9.1

Each Party (“Indemnifying Party”) shall, subject to Clause 10.1, indemnify and keep indemnified the other Party (“Indemnified Party”) from and against any loss, cost, damage or expense of any kind, including reasonable legal fees, resulting from:

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(a)

third party claim, suit or proceedings brought against the Indemnified Party alleging any breach, failure, error, omission or negligence by the Indemnifying Party, its officers, employees, agents or contractors in relation to this Agreement; or

(b)

any infringement by the Indemnifying Party of copyright, patents, trade marks, industrial designs or other Intellectual Property Rights belonging to Indemnified Party.

This Clause 9 shall not apply to the infringement of the Intellectual Property Rights of the Software which shall separately be governed by the terms and conditions in Schedule 3.

9.2

Reseller shall, subject to Clause 10.1 and paragraph 8 of Schedule 3, indemnify SUNDAY against any loss which SUNDAY suffers or incurs in connection with this Agreement, including but not limited to loss resulting from:

(a)

any act or omission (whether or not negligent) of Reseller;

(b)

any claim by any person relating to supply of any Mobile Service or Support Service by Reseller, or any delay or failure to provide the Mobile Services or the Support Services;

(c)

a material breach by Reseller of its obligations under this Agreement; or

(d)

any unauthorized activity by Reseller.

10.

Limitation of Liability

10.1

Subject to Clauses 10.2, 10.3 and paragraph 8 of Schedule 3, the liability of each Party to the other in contract, tort or otherwise arising by reason of or in connection with this Agreement is limited to HK$5,000,000 for any one incident or series of events arising from a single incident or common cause, and an aggregate amount of HK$10,000,000 for all liabilities arising by reason of or in connection with this Agreement.

10.2

Neither Party is liable to the other for any indirect, consequential, collateral, special, punitive or incidental loss or damage suffered or incurred by the other Party in connection with this Agreement whether during or after the term of this Agreement and regardless of the form in which any legal or equitable action may be brought (whether in tort, contract, strict liability or otherwise). For the purposes of this Agreement, indirect or consequential loss or damage includes, without limitation, loss of revenue, loss of profit, anticipated savings or business, loss of data or goodwill, loss of use or value of any equipment or software, costs of procuring substitute goods or services, claims of third parties, and all

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associated and incidental costs and expenses, in each case to the extent that such losses are indirect and not direct.

10.3

Nothing in this Agreement shall limit each Party's liability for personal injury or death caused by its negligence or the negligence of its employees acting in the course of their employment.

11.

Force Majeure

11.1

If either Party is affected by Force Majeure, it shall forthwith notify the other Party of the nature and extent thereof.  Force Majeure shall mean any circumstances beyond the reasonable control of a Party, including without limitation, war, the threat of imminent war, riots or other acts of civil disobedience, insurrection, acts of God, restraints imposed by governments or any other industrial or trade disputes, fires, explosions, storms, floods, lightning, earthquakes and other natural calamities.

11.2

Neither Party shall be deemed to be in breach of this Agreement, or otherwise be liable to the other, by reason of any delay in performance, non-performance or breach of any of its obligations hereunder to the extent that such delay, non-performance or breach is due to any Force Majeure of which it has notified the other Party pursuant to this Clause 11.

11.3

If the Force Majeure in question prevails for a continuous period in excess of three (3) months, the Parties shall enter into bona fide discussions with a view to alleviating its effects, or to agreeing upon such alternative arrangements as may be fair and reasonable in the circumstances.  In the event that no alternative arrangements can be reached in accordance with this Clause 11.3, either Party may terminate this Agreement without liabilities towards the other Party.

12.

Dispute Resolution

12.1

Except for the dispute under Clause 4.2, any dispute arising from this Agreement shall be resolved amongst both Parties by way of meetings in good faith.

12.2

Both Parties shall agree on the manner as to how the meeting shall be conducted.

13.

Publicity

Neither Party shall make any announcement in whatever format with reference to the cooperation or in association with the other Party's business name or company name at any time unless with the written consent of the other Party.

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14.

Governing Law

This Agreement shall be construed and governed in accordance with the laws of Hong Kong.  Both Parties agree to submit to the non-exclusive jurisdiction of the courts of Hong Kong.

15.

Assignment

15.1

Notwithstanding any other provision of this Agreement, SUNDAY ("SUNDAY Assignor") shall be entitled, at any time by notice in writing to Reseller, to assign, novate or otherwise transfer the SUNDAY Assignor's rights, title, benefits, interest, duties, obligations and liabilities under this Agreement to any direct or indirect subsidiary of SUNDAY Communications. Any such transferee shall also have the benefit of this Clause as if such transferee was the original SUNDAY Assignor named in this Agreement.

15.2

Notwithstanding any other provision of this Agreement, Reseller ("PCCW Assignor") shall be entitled, at any time by notice in writing to SUNDAY, to assign, novate or otherwise transfer the PCCW Assignor's rights, title, benefits, interest, duties, obligations and liabilities under this Agreement to any direct or indirect subsidiary of PCCW Limited.  Any such transferee shall also have the benefit of this Clause as if such transferee was the original PCCW Assignor named in this Agreement.

15.3

Upon receiving any notice from the SUNDAY Assignor under Clause 15.1 or the PCCW Assignor under Clause 15.2, the Parties shall do all such acts and things and execute all such documents as shall be reasonably required by the relevant transferor to effect such transfer.

16.

General

16.1

Nothing herein is intended or shall create or be deemed to create a partnership, joint venture, agency or any form of business association between the Parties.  It is acknowledged and agreed that SUNDAY and Reseller are and at all times shall remain independent contractors.  This Agreement shall not be construed as creating any employer-and-employee relationship between SUNDAY and Reseller.

16.2

Any amendment or variation to this Agreement shall not be valid unless it is in writing and signed by both Parties.

16.3

Any notice required to be served hereunder shall be deemed sufficiently served if sent by facsimile or ordinary post to the address specified below. Any such notice

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shall be deemed to have been received and given at the time when in the ordinary course of transmission it should have been delivered at the address or to the facsimile numbers to which it was sent.

SUNDAY 3G (Hong Kong) Limited:

Address:

41st  Floor, PCCW Tower

TaiKoo Place, 979 King's Road

Quarry Bay

Hong Kong

Attention. :  Janet Fung

Facsimile No. : (852)-29685181

Copy to: Company Secretary

Facsimile No. : (852)-29625926

PCCW-HKT Telephone Limited:

Address:

39th Floor, PCCW Tower

TaiKoo Place, 979 King's Road

Quarry Bay

Hong Kong

Attention. :  Company Secretary

Facsimile No. : (852)-29625926

16.4

Each Party shall bear its own legal costs and expenses in relation to approving, negotiation and execution of this Agreement.

16.5

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable under any law, this shall not affect or impair the legality, validity and enforceability of the remaining provisions of this Agreement in any respect.

16.6

No waiver under this Agreement shall be effective unless the same shall be in writing and signed by the Party against which the wavier is claimed.  No course of dealing, failure or delay of any Party to strictly enforce any term, condition, right of this Agreement shall be construed as a waiver of such term, condition or right.

16.7

Unless otherwise provided for under this Agreement, all rights, powers and remedies under this Agreement are cumulative with and are not intended to be exclusive of other rights, powers and remedies provided by law.

16.8

Time is of the essence for each Party to perform its duties and obligations under this Agreement.

16.9

This Agreement constitutes the entire agreement and understanding between the Parties relating to the subject matter of this Agreement hereof and shall supersede and cancel in all respects all previous negotiations, proposal, arrangements, understandings or agreements, of any nature between the Parties on this subject

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matter. For the avoidance of doubt, this Agreement shall supersede and replace in its entirety the terms of the wholesale mobile services agreement dated 10 January 2006 between the Parties hereto with effect from the Effective Date and such agreement shall, without prejudice to any pre-existing or accrued rights and obligations of the Parties, terminate and cease to be of further effect with effect from the Effective Date.

IN WITNESS WHEREOF the Parties have executed this Agreement the day and year first above written.

Signed by: Alexander Anthony Arena	)
for and on behalf of	)
SUNDAY 3G (HONG KONG) LIMITED	)
in the presence of	)

Signed by: So Chak Kwong	)
for and on behalf of	)
PCCW-HKT TELEPHONE LIMITED	)
in the presence of	)

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Schedule 1

Mobile Services

Item	Description
1	Airtime - local
2	Airtime - roaming (outbound roaming)
3	SMS - intra-network
4	SMS - Inter-operator
5	SMS - international
6	IDD
7	GPRS - local
8	GPRS - roaming
9	MMS - intra-network
10	MMS - inter-operator
11	MMS - international
12	VAS
Voicemail
Call Forward
Call Waiting
Call Hold
Calling Line ID
Call Number Display
Call Barring
Conference Call
Call Announcement
Alternate Line
Fax Mail
13	Secretarial Service
14	1-SIM-2-Number
15	Family Watch / Find U
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Item	Description
16	Data Solutions
LBS
GPS
M-Advertising
Mobile Email
17	DQ Connect
18	Contents and Downloads
19	Infoline
20	HK Connection Tone
21	ICFS
22	128 Home Connect
23	Concierge Service
24	Video Call - intra network
25	Video Call - inter operator
26	Video Call - international
27	Video Mailbox
28	Video Conference
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Schedule 2

Charges

Part A

Item	Description	Charges ( on a month billing basis )
1	Airtime - local

If the actual minutes used is “x” and “x” falls into any of the following range set out in items (1) to (7) below, the Charges will be as follows:

(1) 1 to 3,000,000 minutes - HK$0.15 / minute for all minutes;

(2) 3,000,001 to 5,000,000 minutes - HK$0.12 / minute for all minutes;

(3) 5,000,001 to 10,000,000 minutes - HK$0.10 / minute for all minutes;

(4) 10,000,001 to 20,000,000 minutes - HK$0.09 / minute for all minutes;

(5) 20,000,001 to 40,000,000 minutes - HK$0.08 / minute for all minutes;

(6) 40,000,001 to 60,000,000 minutes - HK0.07 / minute for all minutes;

(7) 60,000,001 minutes or above - HK$0.06 / minute for all minutes.

(Interconnection charges included)

2	Airtime - roaming (outbound roaming)

On SUNDAY retail roaming tariff subject to the following discount:

(1) 5% off for HK$0- HK$1 million spending per month for all spending;

(2) 10% off for over HK$1 million spending per month for all spending.

3	SMS - intra network

(1) Minimum fee HK$5,000 inclusive of  62,500 SMS.

(2) Where the actual numbers of SMS is “x” and “x” falls into any of the following range set out in items (a) to (c) below, the Charges will be as follows:

(a) 62,501 to 200,000 SMS - HK$0.08 / SMS for all SMS

(b) 200,001 to 300,000 SMS - HK$0.07 / SMS for all SMS

(c) 300,001 SMS or above - HK$0.05 / SMS for all SMS

4	SMS - Inter-operator	(1) delivery fee- HK$0.3/SMS, plus (2) relay fee as calculated below: • HK$0.3 / SMS for all SMS if the actual number of SMS is below 50,000 SMS; • HK$0.25 / SMS for all SMS if the
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actual number of SMS falls into the range of 50,000 SMS to 99,999 SMS; • HK$0.2 / SMS for all SMS if the actual number of SMS is 100,000 SMS or above.
5	SMS - international

- HK$0.8 / SMS for all SMS if the actual number of SMS is below 10,000 SMS.

- HK$0.75 / SMS for all SMS if the actual number of SMS falls into the range of 10,000 SMS to 20,000 SMS.

- HK$0.6 / SMS for all SMS if the actual number of SMS is 20,001 SMS or above.

6	IDD

On SUNDAY retail tariff subject to the following discount:

(1)10% off on SUNDAY retail tariff for all monthly spending on IDD if such monthly spending is over HK$200,000 but does not exceed HK$300,000;

(2)15% off on SUNDAY retail tariff for all monthly spending on IDD if such monthly spending is over HK$300,000 but does not exceed HK$ 400,000;

(3) 25% off on SUNDAY retail tariff for all monthly spending on IDD if such monthly spending is over HK$400,000.

7	GPRS - local

HK$ 2 / MB (“GPRS Local Rate”) subject to the following discount:

(1) 10% off the GPRS Local Rate for all monthly local GPRS usage if such usage does not exceed 50GB;

(2) 20% off the GPRS Local Rate for all monthly local GPRS local usage if such usage is over 50 GB but does not exceed 100GB;

(3) 30% off the GPRS Local Rate for all monthly local GPRS  usage if such usage is over 100 GB but does not exceed 200 GB;

(4) 40% off the GPRS Local Rate for all monthly local GPRS usage if such usage is over 200 GB.

Note: 1,024 KB =1MB and 1,024MB =1GB.

8	GPRS - roaming	10% off on SUNDAY retail tariff
9	MMS - intra-network	HK$0.5 / MMS

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10	MMS - inter-operator	HK$0.5 + actual inter-operator charge (currently at HK$1.00) / MMS
11	MMS - international	10% off on SUNDAY retail tariff
12	VAS
	Call Forward	Free
	Call Waiting	Free
	Call Hold	Free
	Calling Line ID	Free
	Call Number Display	Free
	Call Barring	Free
	Conference Call	Free
	Call Announcement	Free
	Voicemail	HK$2 per Customer
	Alternate Line	10% off on SUNDAY retail tariff
	Fax mail	10% off on SUNDAY retail tariff
13	Secretarial Service	cost + 15% mark up
14	1-SIM-2-Number

-retail rate on basic service fee, plus an optional China IDD service fee  calculated as follows:

(1) retail price HK$48 + HK$8  for all Customers if the number of Customers falls into the range of 1 to 1,000 Customers;

(2) HK$40 + HK$8 for all Customers if the number of Customers falls into the range of 1,001 to 5,000 Customers; or

(3) HK$35 + HK$8 for all Customers if the number of Customers is 5,001 Customers or above.

15	Family Watch / Find U

-10% off on SUNDAY retail tariff for all Customers if the number of Customers falls into the range of 1 to 5,000 Customers.

-15% off on SUNDAY retail tariff for all Customers if the number of Customers falls into the range of 5,001 - 10,000 Customers.

-20% off on SUNDAY retail tariff for all Customers if the number of Customers is over 10,000.

16	Data Solutions	10% off on SUNDAY tariff on Data Solutions, LBS, GPS, M-advertising
LBS
GPS
M-Advertising

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Mobile Email

-10% off on SUNDAY retail tariff for monthly spending on Mobile Email of or below HK$500,000;

-15% off on SUNDAY retail tariff for all the monthly spending on Mobile Email if such  monthly spending is over  HK$500,000 but not exceed  HK$1 million;

-20% off on SUNDAY retail tariff for all the monthly spending on Mobile Email if such monthly spending exceeds HK$1 million.

17	DQ Connect	cost + 10% mark up
18	Contents and Downloads

-on SUNDAY retail rate for all monthly spending on Contents and Downloads if such spending does not exceed  HK$200,000.

-10% off on SUNDAY retail rate for all the monthly spending on Contents and Downloads if such spending is over HK$200,000.

19	Infoline	10% off on SUNDAY retail rate
20	HK Connection Tone	10% off on SUNDAY retail rate
21	ICFS	10% off on SUNDAY retail rate
22	128 Home Connect	-10% off on SUNDAY retail tariff for monthly spending not exceeding HK$50,000 -20% off on SUNDAY retail tariff for all monthly spending on 128 Home Connect if such monthly spending is over HK$50,000.
23	Concierge Service	SUNDAY retail rate
24	Video Call - intra network	HK$0.5 / min
25	Video Call - inter operator	Inter-operator cost + HK$0.5 / min Inter-operator cost + HK$0.4 / min for total usage over 500,000 minutes
26	Video Call - international	10% off on SUNDAY retail rate
27	Video Mailbox	10% off on SUNDAY retail rate
28	Video Conference	10% off on SUNDAY retail rate

Notes to 3G Pricing Schedule

1.

Calculation of the volume discount specified in this Schedule shall take into account and be inclusive of the consumption of and the spending for the respective Mobile Services under this Agreement and the wholesale mobile services agreement signed by Mandarin Communications Limited and Reseller dated on or about the date of this Agreement ("2G Wholesale Agreement").

2.

The Charges set out in this Schedule are subject to and conditional upon Reseller's annual minimum commitment (“Annual Minimum Commitment”) under this Agreement in an amount equal to the amount of annual licence fee (“Annual Licence Fee”) payable by SUNDAY to the Office of the

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Telecommunications Authority (“OFTA”) with respect to SUNDAY's Mobile Carrier Licence in accordance with the Telecommunications (Carrier Licences) Regulation (Cap. 106V) of the Laws of Hong Kong. The Parties shall determine if Reseller has satisfied the Annual Minimum Commitment requirement hereof immediately upon the issuance by OFTA of the final invoice for the corresponding Annual Licence Fee with respect to the twelve (12) months' period (or such shorter period where applicable) to which the invoice relate. If and only if the actual spending under this Agreement for a particular period is less than the Annual Minimum Commitment (if such period is a period of twelve (12) months) or its pro-rated amount (if such period is less than twelve (12) months) for the corresponding period, then Reseller is required to pay to SUNDAY an amount equal to the difference between the Annual Licence Fee and the Charges actually paid by Reseller to SUNDAY in respect of the same period on such date as agreed by the Parties. For the avoidance of doubt, in the case of early termination of this Agreement, the Annual Minimum Commitment shall be calculated on a pro-rata basis and Reseller's payment obligations (if any) under this paragraph shall survive the early termination or expiration of this Agreement.

3.

For items 1 to 23 set out in Part A of Schedule 2 above, the corresponding SUNDAY retail rates or tariff set out in Part A of Schedule 2 of the 2G Wholesale Agreement shall apply.

Part B

Support Services Fee

The Support Services Fee payable by Reseller shall be calculated by aggregating the following items:

Item	Description	Amount per month (HK$)
1.	Billing support	HK$150,000 plus HK$5 per Customer
2.	Sale administration, after-sale support, Customer data processing and Customer service hotline	HK$150,000 plus HK$4 per Customer
3.	Mobile number portability support • Porting charge	Actual cost to SUNDAY
4.	Fraud management support	HK$ 30,000
5.	SIM card production (optional)	Actual cost to SUNDAY plus 10% mark-up

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Part C

Other Fees

Contribution by Reseller to the annual licence fee payable by SUNDAY to OFTA	HK$18 per Customer or at such other rates as determined by OFTA

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Schedule 3

Terms and Conditions for Software Licensing

1.

Licence

1.1

Grant

SUNDAY hereby grants to Reseller a non-exclusive, perpetual, irrevocable, non-transferable (except for paragraph 1.1(b) below) and royalty-free licence and right to:

(a)

use or distribute the Software and the related documentation (whether by itself, its employees, agents or contractors) to Customers in relation to the provision of the Mobile Services in Hong Kong; and

(b)

sub-license, with or without charging sublicense fees, the Software and the related documentation to the Customers in relation to the use of the Mobile Services by the Customers or any other uses as agreed by the Parties.

1.2

Exclusion

In relation to the Software and the related documentation, rights not expressly mentioned in this Schedule are excluded and shall not be implied.  SUNDAY reserves all other rights in the Software and the related documentation not expressly granted herein.

1.3

Restrictions

Unless otherwise permitted herein or agreed in writing by the Parties, Reseller shall not:

(a)

use or share the use of the Software and related documentation for purposes other than the authorized use hereunder;

(b)

sub-license the Software and the related documentation to persons other than Reseller's Customers, employers, agents and/or contractors in relation to the resale of the Mobile Services;

(c)

alter, modify, decompile, disassemble or reverse engineer the Software and alter, change or edit the related documentation, in whole or in part, by itself, its employees, agents or contractors;

(d)

write or develop any derivative software of any other software program based upon the Software or any confidential information of SUNDAY;

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(e)

charge, mortgage, pledge, export or otherwise encumber the Software or any interest thereof; or

(f)

make any representation or warranty to the Customers or any third party inconsistent with the authorized use.

2.

Ownership

Reseller acknowledges that the Software is proprietary to SUNDAY and SUNDAY shall retain all rights, title and interests now and in future in and to the Software (including the source code) and all technology, knowledge and invention incorporated therein, all improvements, derivative works, modifications to the Software and all Intellectual Property Rights in any of the foregoing.

3.

Customer Agreement

Reseller shall use all reasonable endeavours to ensure that it shall distribute or sub-license the Software and its related documentation to its Customers who have agreed to the standard terms and conditions  for using the Software and the related documentation.

4.

Maintenance and Support

Reseller shall be entitled to the standard maintenance and support provided by SUNDAY from time to time and SUNDAY shall also provide any software upgrade or update and the related documentation as soon as they are available. SUNDAY shall ensure that all the Software upgrade and update provided are compatible with the versions of Software (including upgrades and updates) previously provided.

5.

Disclaimer

SUNDAY does not guarantee that the performance of the Software is error-free or uninterrupted and that SUNDAY can correct all software errors or bugs.

6.

Indemnification for Infringement

6.1

Subject to paragraph 8 of this Schedule, SUNDAY shall indemnify Reseller and keep Reseller fully indemnified from and against any action, claim, proceeding, demand, loss, damage, cost, charges and expenses arising from or incurred by reason of any infringement or alleged infringement of any patent, registered design, copyright, trade mark or other Intellectual Property Rights of third parties

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in relation to use of any Software by Reseller and its Customer. The foregoing obligations of SUNDAY in this paragraph 6.1 do not extend to any action, claim, proceeding, demand, loss, damage, cost, charges and expenses arising out of and SUNDAY will have no liability for any action, claim, proceeding, demand, loss, damage, cost, charges and expenses based upon: (a) the combination, operation, sale, or use of any such Software with equipment, devices (except for mobile handsets and any related accessories) or software not furnished by SUNDAY  to the extent such claim would not have arisen in the absence of such combination, operation, sale or use; (b) compliance with Reseller's instructions or specifications; or (c) use or operation of such Software after SUNDAY  has informed Reseller of changes in such Software required to avoid such action, claim, proceeding, demand, loss, damage, cost, charges and expenses and offered to implement those changes, if such action, claim, proceeding, demand, loss, damage, cost, charges and expenses would have been avoided by implementation of SUNDAY's suggested changes.

6.2

In the event of any claim made or action brought against Reseller arising out of any infringement or alleged infringement of Intellectual Property Rights under paragraph 6.1 of this Schedule, Reseller (a) shall promptly notify SUNDAY  in writing thereof and SUNDAY shall conduct all negotiations for the settlement of the same and any litigation that may arise therefrom; (b) shall not make any admission that might be prejudicial to any such negotiations or litigation unless required to do so by any applicable law; and (c) shall give SUNDAY all necessary information and assistance as reasonably required by SUNDAY to enable effective and efficient negotiations, settlement and/or litigation.

6.3

If all or any part of the Software is, or in the opinion of Reseller with evidential support may become, the subject of any claim or suit for infringement of any Intellectual Property Rights, SUNDAY shall, at its costs and expenses, do one of the following:

(a)

procure for Reseller and its  Customers the right to use the Software  or affected parts thereof;

(b)

replace the Software or the affected parts of such Software  with other suitable software  that are non-infringing and meet not less than the requirements with respect to the Software; or

(c)

modify the Software or the affected parts of such Software so as to make them non-infringing, provided that in doing so, the modified Software or the affected parts shall not materially deviate from the requirements pertaining to the Software under this Schedule.

6.4

Subject to paragraph 8 of this Schedule, Reseller shall indemnify SUNDAY  and keep SUNDAY fully indemnified from and against any action, claim, proceeding, demand, loss, damage, cost, charges and expenses arising from or incurred by

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reason of any infringement or alleged infringement of the Intellectual Property Rights in relation to:

(a)

any distribution or sub-licence of the Software in a manner inconsistent with this Schedule;

(b)

any other material breach by Reseller of this Schedule.

6.5

In the event of any claim made or action brought against SUNDAY arising out of any infringement or alleged infringement of Intellectual Property Rights under paragraph 6.4 of this Schedule, SUNDAY (a) shall promptly notify Reseller in writing thereof and Reseller shall conduct all negotiations for the settlement of the same and any litigation that may arise therefrom; (b) shall not make any admission that might be prejudicial to any such negotiations or litigation unless required to do so by any applicable law; and (c)  shall give Reseller all necessary information and assistance as reasonably required by Reseller to enable effective and efficient negotiations, settlement and/or litigation.

7.

Termination or expiration

7.1

SUNDAY may terminate this Schedule with immediate effect by written notice if any of the following events occurs:

(a)

Reseller is in material breach of this Schedule, which breach, if capable of being cured, is not cured within fourteen (14) days after SUNDAY gives Reseller written notice to that effect; or

(b)

Reseller (i) ceases to carry on its business; (ii) becomes insolvent or is unable to pay its debts; or (iii) has any distraint, execution or other process levied or enforced against the whole or substantially the whole of its property that would materially impact Reseller's ability to perform its duties and obligations under this Schedule.

7.2

Notwithstanding the expiration or termination (save for the termination due to Reseller's infringement of the Intellectual Property Rights subsisting in  the Software) of this Agreement, Reseller and its Customers are entitled to use the Software and the related documentation in relation to the telecommunications services provided by Reseller provided that such use complies with the applicable terms and conditions of this Schedule.

8.

Limitation of Liabilities for Software

Subject to Clauses 10.2 and 10.3 of this Agreement, the liability of each Party to the other in contract, tort or otherwise arising by reason of or in connection the infringement or alleged infringement of any patent, registered design, copyright,

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trade mark or other Intellectual Property Rights regarding the Software and/or the related documentation is limited to HK$12,000,000 for all liabilities arising by reason of or in connection with the Software and the related documentation provided by SUNDAY under this Agreement.

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